ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Filed in the office of	Document Number 20140694743-80
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/30/2014 1:26 PM
	Entity Number E0341392009-0

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

DelMar Pharmaceuticals, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

DelMar Pharmaceuticals, Inc. (the "Corporation"), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation, it has adopted resolutions (a) authorizing the issuance of 278,530 shares of Series A Preferred Stock of the Corporation and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows (please see Exhibit A, attached hereto).

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

DELMAR PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATION

OF SERIES A PREFERRED STOCK

DelMar Pharmaceuticals, Inc. (the "Corporation"), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation, it has adopted resolutions (a) authorizing the issuance of 278,530 shares of Series A Preferred Stock of the Corporation and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

1. Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as "Series A Preferred Stock" (the "Series A Preferred Stock"). The authorized number of shares of Series A Preferred Stock shall be 278,530. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 8 below.

2. Rank. The Series A Preferred Stock shall with respect to distributions of assets and rights upon the occurrence of a Liquidation rank (i) senior to (a) the common stock of the Corporation (the "Common Stock") and (b) the Special Voting Preferred Stock of the Corporation (the "Special Voting Preferred Stock") and (ii) senior to each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series A Preferred Stock (collectively with the Common Stock and the Special Voting Preferred Stock, the "Junior Stock").

3. Dividends. The holders of Series A Preferred Stock will be entitled to receive, on any outstanding shares of Series A Preferred Stock held by such holders, out of any funds and assets of the Company legally available prior and in preference to any declaration or payment of any dividend on the Junior Stock, cumulative dividends, payable quarterly in arrears, at an annual rate of 3% of the Stated Value.

4. Liquidation Preference.

(a) Priority Payment. Upon the occurrence of a Liquidation, the holders of shares of Series A Preferred Stock shall be entitled to be paid for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the Stated Value (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred Stock), plus, as provided in Section 3 above, all accrued and unpaid dividends, if any, with respect to each share of Series A Preferred Stock, before any payment or distribution is made to any Junior Stock. If the assets of the Corporation available for distribution to the holders

of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b) No Additional Payment. After the holders of all shares of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled in paragraph 4(a), the shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

5. Voting Rights.

The holders of shares of Series A Preferred Stock shall not have any voting rights except as required by law.

6. Non-Transferrable. The shares of Series A Preferred Stock shall not be transferrable without the prior written consent of the Corporation, which consent may be withheld in the absolute discretion of the Corporation.

7. No Reissuance. No share or shares of Series A Preferred Stock acquired by the Corporation shall be reissued as Series A Preferred Stock, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

8. Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

"Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

"Common Stock" shall have the meaning ascribed to it in Section 2 hereof.

"Corporation" shall have the meaning ascribed to it in the first paragraph of this Certificate of Designation.

"Junior Stock" shall have the meaning ascribed to it in Section 2 hereof.

"Liquidation" shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.